Exhibit 99.3

GEL INDUSTRIES, INC.

DBA QUALITY ALUMINUM FORGE, INC.

UNAUDITED CONDENSED BALANCE SHEET

September 30, 2011

September 30, 2011
(Unaudited)
ASSETS
Current assets:
Cash	$3,226,036
Accounts receivable, trade	3,837,755
Inventories	3,527,869
Prepaid expenses and other assets	122,377

Total current assets	10,714,037

Property and equipment, net	564,132
Deposits	14,571

$11,292,740

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$344,467
Accrued liabilities	433,087
Income tax payable	1,488
Current portion of obligation under capital lease	30,231

Total current liabilities	809,273

Obligations under capital lease	32,451

Total liabilities	841,724

Shareholders’ equity	10,451,016

$11,292,740

The accompanying notes are an integral part of these unaudited condensed financial statements.

GEL INDUSTRIES, INC.

DBA QUALITY ALUMINUM FORGE, INC.

UNAUDITED CONDENSED STATEMENT OF OPERATIONS

Nine months ended September 30, 2011

Nine months Ended September 30 2011
(Unaudited)
Net sales	$15,089,693

Cost of goods sold	10,407,542

Gross profit	4,682,151
Selling, general and administrative expenses	1,492,886
Loss on disposal of equipment	499

Income from operations	3,188,766
Interest expense	(3,882)
Interest income	596

Total other expense, net	(3,286)

Income before provision for taxes	3,185,480

Provision for taxes	47,782

Net income	$3,137,698

The accompanying notes are an integral part of these unaudited condensed financial statements.

GEL INDUSTRIES, INC.

DBA QUALITY ALUMINUM FORGE, INC.

UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

Nine months ended September 30, 2011

	Common Stock		Additional Paid-In Capital	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount
Balances, December 31, 2010	1,775	$1,750,000	$286,645	$6,976,673	$9,013,318

Net income	—	—	—	3,137,698	3,137,698
Shareholder distributions	—	—	—	(1,700,000)	(1,700,000)

Balances, September 30, 2011	1,775	$1,750,000	$286,645	$8,414,371	$10,451,016

The accompanying notes are an integral part of these unaudited condensed financial statements.

GEL INDUSTRIES, INC.

DBA QUALITY ALUMINUM FORGE, INC.

UNAUDITED CONDENSED STATEMENT OF CASHFLOWS

Nine months ended September 30, 2011

Nine months Ended September 30 2011
(Unaudited)
Cash flows from operating activities:
Net income	$3,137,698

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	176,383
Loss on disposal of equipment	500
Changes in operating assets and liabilities:
Accounts receivable, trade	(1,405,312)
Inventories	(196,286)
Prepaid expenses and other assets	(88,187)
Accounts payable	113,423
Accrued liabilities	(21,347)
Income tax payable	40

Net cash provided by operating activities	1,716,912

Cash flows from investing activities:

Purchases of property and equipment	(42,371)
Proceeds from sale of equipment	500

Net cash used for investing activities	(41,871)

Cash flows from financing activities:
Payments on obligation under capital lease	(27,342)
Shareholder distributions	(1,700,000)

Net cash used for financing activities	(1,727,342)

Increase in cash and cash equivalents	(52,301)
Cash and cash equivalents at the beginning of the period	3,278,337

Cash and cash equivalents at the end of the period	$3,226,036

The accompanying notes are an integral part of these unaudited condensed financial statements.

GEL INDUSTRIES, INC.

DBA QUALITY ALUMINUM FORGE, INC.

UNAUDITED CONDENSED STATEMENT OF CASHFLOWS

Nine months ended September 30, 2011

Nine months Ended September 30, 2011
(Unaudited)

Supplemental disclosure of cash flow information:

Cash paid for interest	$10,119

Cash paid for income taxes	$46,500

The accompanying notes are an integral part of these unaudited condensed financial statements.

GEL INDUSTRIES, INC.

DBA QUALITY ALUMINUM FORGE, INC.

NOTES TO UNADITED CONDENSED FINANCIAL STATEMENTS

Nine months ended September 30, 2011

1.	Summary of Significant Accounting Policies

These unaudited condensed financial statements should be read in conjunction with the financial statements and related notes included in Gel Industries, Inc. DBA Quality Aluminum Forge, Inc. (“Company”) fiscal 2010 audited financial statements.

2.	Inventories

Inventories consist of the following:

September 30, 2011
Raw materials	$361,943
Work-in-process	2,351,959
Finished goods	813,967

$3,527,869

3.	Line of Credit

The Company has a revolving bank line of credit up to $1,500,000 providing for borrowings up to a percentage of eligible accounts receivable and inventories as defined in the agreement. There were no outstanding balances on the line of credit at September 30, 2011. During 2011, the interest rate available to the Company was at either the greater of the bank’s prime rate, the LIBOR rate plus 2.00 percent per annum, or 3.50 percent. The line of credit is secured by substantially all of the Company’s assets and personally guaranteed by the majority shareholder up to $300,000. The line of credit expires on October 1, 2011.

The line of credit agreement with the bank requires the Company to meet various financial covenants.

4.	Related Party Transactions:

The Company leases office space from related parties under two operating lease which expire in May 2015. Rental expense paid to the related parties for the nine months ended September 30, 2011 totaled approximately $81,000.

5.	Subsequent Event:

On October 28, 2011, the Company sold its forging business and substantially all of the related operating assets to Forge Acquisition, LLC, a wholly-owned subsidiary of SIFCO Industries, Inc. (“SIFCO”). The purchase price for the forging business and related operating assets is approximately $24.0 million payable in cash, subject to certain adjustments related principally to the delivered working capital level and/or indemnification holdback provisions under the purchase agreement. In addition, SIFCO assumed certain current operating liabilities of the forging business.